                                                                  EXHIBIT (A)(1)

                           CROWN MEDIA HOLDINGS, INC.

                                OFFER TO EXCHANGE
              OUTSTANDING OPTIONS TO PURCHASE CLASS A COMMON STOCK
            UNDER THE AMENDED AND RESTATED CROWN MEDIA HOLDINGS, INC.
                          2000 LONG TERM INCENTIVE PLAN

            THE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE ON
               MAY 29, 2003 AT 11:59 P.M., MOUNTAIN DAYLIGHT TIME,
                          UNLESS THE OFFER IS EXTENDED

         Crown Media Holdings, Inc. (the "Company") is offering eligible employees the opportunity to exchange all outstanding eligible options (as defined below) granted under the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (the "Plan") for interests based on the value of our stock, which we refer to as restricted stock units or RSUs, that we will grant under the Plan. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal and Restricted Stock Unit Agreement(which together, as they may be amended from time to time, constitute the "offer"). We will grant the restricted stock units on or about May 29, 2003. If you elect to exchange any of your eligible options, you must exchange all eligible options granted to you.

         This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in
Section 6 of this offer.

         You may tender eligible options at any time prior to 11:59 p.m., Central Daylight Time, on May 29, 2003 (such date, or such later date to which we extend the offer as described herein, the "expiration date").

         "Eligible employees" are 55 persons who are senior management and vice-presidents of the Company and its subsidiaries, as designated by the President of the Company, who are actively employed on the expiration date.

         "Eligible options" are the options to purchase shares of our Class A Common Stock, granted under the Plan, and held by eligible employees.

         Each restricted stock unit, as described further in this Offer to Exchange, represents the right to receive one share of our Class A Common Stock or, in our discretion, the value of one share of our Class A Common Stock in cash if certain conditions are met. Restricted stock units are subject to forfeiture and other restrictions until they vest and the underlying shares of Class A Common Stock are delivered, at which time the related shares of Class A Common Stock, or in our discretion, cash in an amount equivalent to the value of the shares of

Class A Common Stock you are entitled to receive will be distributed to you without restrictions. Restricted stock units will be subject to the terms of a Restricted Stock Unit Agreement between each tendering option holder and the Company. The number of restricted stock units that you receive with respect to the options that you exchange and that the Company accepts for exchange will be determined by dividing the number of these options by 2.5 and rounding the result to the nearest whole share. An example of this calculation is given in the "Summary Term Sheet" following the Table of Contents in this Offer to Exchange.

         If you elect to exchange options as described in the offer and if your options are accepted for exchange, we will cancel your outstanding options and grant you restricted stock units under the Plan pursuant to a Restricted Stock Unit Agreement between you and us.

         If your employment is terminated for any reason after you tender options pursuant to the offer but prior to the expiration date, your participation in the offer will be automatically cancelled and you will not receive any restricted stock units. In this case, your options will be treated as if they had not been tendered, and your options will remain outstanding on their existing terms and conditions, including the applicable termination provisions contained in the existing stock option award agreements between you and us.

         Shares of our Class A Common Stock are quoted on the Nasdaq National Market System ("NASDAQ") under the symbol "CRWN". On April 24, 2003 the last sale price of our Class A Common Stock as reported on NASDAQ was $3.71 per share. We recommend that you obtain current market quotations for our Class A Common Stock before deciding whether to exchange your options.

         You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange, the Letter of Transmittal, Restricted Stock Unit Agreement or other materials relating to the offer to William J. Aliber at (816) 274-4488.

                                    IMPORTANT

         If you wish to exchange your options, you must complete and sign the enclosed Letter of Transmittal and Restricted Stock Unit Agreement in accordance with their instructions, and send them and any other required documents to William J. Aliber in person or by mail to Crown Media Holdings, Inc., Attn:
William J. Aliber, 6430 South Fiddlers Green Circle, Suite 500, Greenwood Village, Colorado 80111. WE MUST RECEIVE YOUR LETTER OF TRANSMITTAL AND RESTRICTED STOCK UNIT AGREEMENT BY 11:59 P.M., MOUNTAIN DAYLIGHT TIME, ON MAY 29, 2003, OR THEY WILL NOT BE GIVEN EFFECT.

         We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from the option holders residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the accompanying Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

         The date of this Offer to Exchange is April 30, 2003.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SUMMARY TERM SHEET...........................................................5
    GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE............................5
    SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS...........................9
    SPECIFIC QUESTIONS ABOUT THE RESTRICTED STOCK UNITS......................9
THE OFFER...................................................................13
        1.     NUMBER OF OPTIONS; EXPIRATION DATE...........................13
        2.     PURPOSE OF THE OFFER.........................................14
        3.     PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS..................15
        4.     WITHDRAWAL RIGHTS............................................16
        5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND
               ISSUANCE OF RESTRICTED STOCK UNITS...........................17
        6.     CONDITIONS OF THE OFFER......................................18
        7.     PRICE RANGE OF COMMON STOCK UNDERLYING THE
               OPTIONS AND RESTRICTED STOCK UNITS...........................21
        8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS
               OF RESTRICTED STOCK UNITS....................................21
        9.     INFORMATION CONCERNING CROWN MEDIA HOLDINGS, INC.............23
        10.    INTERESTS OF DIRECTORS AND OFFICERS;
               TRANSACTIONS AND ARRANGEMENTS................................26
        11.    STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER;
               ACCOUNTING CONSEQUENCES OF THE OFFER.........................29
        12.    LEGAL MATTERS; REGULATORY APPROVALS..........................29
        13.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES................29
        14.    FEES AND EXPENSES............................................32
        15.    ADDITIONAL INFORMATION.......................................32
        16.    FORWARD LOOKING STATEMENTS...................................34
        17.    MISCELLANEOUS................................................34

                               SUMMARY TERM SHEET

         This summary term sheet answers some of the questions that you may have about the offer. Nothing contained in this summary term sheet or any of the documents included herewith may be interpreted as a recommendation by the Company or its affiliates about whether or not to participate in the offer. We have included references to the relevant sections of this Offer to Exchange where you can find more complete descriptions of the topics in this summary.

GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE

1.       WHAT SECURITIES IS THE COMPANY OFFERING TO EXCHANGE?

         We are offering to exchange all options to purchase shares of our Class A Common Stock granted to eligible employees under the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (the "Plan") (the "eligible options") for restricted stock units under the Plan. (Section 1)

2.       WHY IS THE COMPANY MAKING THE OFFER TO EXCHANGE?

         We are making this offer in order to allow eligible employees to hold equity interests in the Company through restricted stock units rather than through stock options. We believe that the restricted stock units will better serve the purposes of retaining and motivating our employees. The restricted stock units will vest and be deliverable later than the options for which they are being exchanged and may have a greater potential to increase in value (as the exercise price of the options is higher than the current price of the Company's Class A Common Stock). We are offering this exchange on a voluntary basis to allow certain of our employees to choose between keeping their existing stock options at their current exercise price and exchanging those options for restricted stock units with an equivalent value, as determined by the Board. These restricted stock units will be granted on May 29, 2003.

3.       WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE?

         "Eligible employees" are 55 persons who are senior management and vice-presidents of the Company and its subsidiaries, as designated by the President of the Company, who are actively employed on May 29, 2003. An employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee receives a notice of termination or ceases his or her employment. (Section 1)

4.       HOW DOES THE OFFER TO EXCHANGE WORK?

         The Offer to Exchange requires that an eligible employee make a voluntary election that will become irrevocable at 11:59 p.m., Mountain Daylight Time, on May 29, 2003 to exchange all of his or her eligible options for a grant of restricted stock units.

5. HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS THAT I TENDER?

         The number of restricted stock units that you receive with respect to the options that you tender will be determined by dividing the number of options you tender and that the Company accepts for exchange by the exchange factor and rounding the result to the nearest whole number. A resulting number ending in .5 will be rounded up to the next whole number. The exchange factor is 2.5.

         For example, if you tender 1,000 eligible options, then:

           -    the number of your options (1,000) is divided by

           -    the exchange factor 2.5,

           - resulting in 400, which, would result in 400 restricted stock units to be granted in exchange for your options.

         You will not be required to pay cash for the restricted stock units you receive or the shares of Class A Common Stock underlying the restricted stock units. When the shares of Class A Common Stock are to be delivered, we expect to utilize a portion of the shares or cash otherwise distributable to you to satisfy your withholding tax obligation. (Section 8).

6. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE AND WHAT IS THE DEADLINE?

         To participate, you must complete the Letter of Transmittal, including Exhibit A thereto, and the Restricted Stock Unit Agreement that are included with this summary of terms, sign them, and deliver them to William J. Aliber in person or by mail to Crown Media Holdings, Inc., Attn: William J. Aliber, 6430 South Fiddlers Green Circle, Greenwood Village, Colorado 80111. WE MUST RECEIVE YOUR LETTER OF TRANSMITTAL BY 11:59 P.M., MOUNTAIN DAYLIGHT TIME, ON MAY 29, 2003 (SUCH DATE OR SUCH LATER DATE TO WHICH WE EXTEND THE OFFER, THE "EXPIRATION DATE"), OR IT WILL NOT BE GIVEN EFFECT. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. (Section 3)

         If you elect to exchange any of your eligible options, you must exchange all eligible options granted to you. We reserve the right to reject any or all eligible options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all eligible options for which you have made a proper and timely election that is not withdrawn promptly upon the expiration of the offer. (Section 3)

7. WHAT HAPPENS IF THE COMPANY IS SUBJECT TO A CHANGE IN CONTROL BEFORE OR AFTER THE RESTRICTED STOCK UNITS ARE GRANTED?

         If there is a "Change in Control" (as defined in the Plan) of the Company prior to the expiration of the offer, whether by merger, acquisition or asset sale, you may withdraw your tendered options and retain all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

         If we acquire another company or there is a Change in Control and the Company is the surviving public company, you will have the same rights with respect to any tendered options or restricted stock units as otherwise set forth in this Offer to Exchange.

         We reserve the right to take any action that our Board of Directors believes is in our and our stockholders' best interest. (Section 5)

8.       WHY CAN'T I JUST BE GRANTED A NEW AWARD?

         The number of equity awards that we are able to grant under the Plan is limited, so we must conserve our currently available awards for future grants. Because the Plan allows cancelled options to become available again for grant as restricted stock units, options or other equity awards and the number of Class A Common Shares underlying the restricted stock units is less than the number of shares underlying the options to be cancelled, the exchange of options will make more shares available for grant under the Plan.

9.       WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

         If you do not turn in your election form by the expiration date, then you will not participate in the option exchange, and all eligible options you currently hold will remain unchanged with their original exercise price and original terms. (Section 3)

10. DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO EXCHANGE OPTIONS?

         You may withdraw your election to exchange options at any time before the expiration time, currently scheduled at 11:59 p.m. Mountain Daylight Time, on May 29, 2003. If we extend the offer beyond that time, you may withdraw your election at any time until the expiration of the extended offer. To withdraw an election to exchange options, you must deliver to William J. Aliber of the Company an Election Withdrawal Notice in the form attached prior to 11:59 p.m. Mountain Daylight Time, on May 29, 2003, or any later time to which we may extend the offer. Once you have withdrawn an election to exchange options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6. (Section 3)

11. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS DURING THE SIX-MONTH PERIOD FOLLOWING EXPIRATION OF THE OFFER IF I PARTICIPATE IN THIS EXCHANGE?

         No. Because of unfavorable accounting charge consequences, if you exchange your options for restricted stock units you will be ineligible to receive any additional option grants until six months after the replacement grant date. We do not currently anticipate making any option grants in the six months after the replacement grant date.

12.      WILL I HAVE TO PAY TAXES WHEN I EXCHANGE MY OPTIONS IN THE OFFER?

         If you are a U.S. taxpayer or resident, you will incur no immediate tax consequences when you exchange your options. If you are not a U.S. resident, you must consult with your own tax advisor to determine if there are any tax consequences to an exchange of options for restricted stock units.

13. WHAT ARE THE INCOME AND WITHHOLDING TAX CONSEQUENCES OF THE VESTING AND DELIVERY OF RESTRICTED STOCK UNITS?

         If you are a U.S. citizen or resident and tender options in exchange for restricted stock units, when your restricted stock units vest and the underlying shares of Class A Common Stock are or, in our discretion, cash in an amount equivalent to the value of the shares of Class A Common Stock you are entitled to receive is delivered to you, you will recognize ordinary income equal to the fair market value of the shares or the amount of cash distributed to you. We will determine the fair market value of the shares based on the closing sale price of our Class A Common Stock on NASDAQ on the date the shares are distributed to you or, if no sales are reported on that date, in accordance with applicable tax laws. In the event the Company's Class A Common Stock is not quoted on NASDAQ, the value of a share of Class A Common Stock will be determined annually by independent appraisal.

         The ordinary income resulting from the delivery of the underlying shares of Class A Common Stock will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the delivery of the shares of Class A Common Stock or cash occurs.

         At the time you recognize ordinary income on the delivery of the shares of Class A Common Stock underlying the restricted stock units or cash, you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you salary or a bonus. You may elect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation. The Company has established or will establish a non-qualified deferred compensation plan that may permit you to defer income recognition in the event you receive cash in lieu of shares of Class A Common Stock. If you receive shares, you may not defer income recognition.

         WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE OFFER. (Section 13).

14.      HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         We understand that the decision whether or not to exchange options may be a challenging one for many employees. The offer does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business. (Section 9)

15.      WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of eligible options being elected for exchange. However, the offer is subject to a number of conditions, including the conditions described in Section 6.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

16.      CAN I EXCHANGE AN OPTION ONLY AS TO CERTAIN SHARES?

         No. If you elect to exchange any eligible options, you must elect to exchange any and all eligible options granted to you under the Plan. (Section 1)

17. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?

         If you elect to participate in this program, then on the expiration date, we will cancel all of your eligible options that are accepted by the Company for exchange. (Section 11)

SPECIFIC QUESTIONS ABOUT THE RESTRICTED STOCK UNITS

18.      WHAT ARE RESTRICTED STOCK UNITS?

         Restricted stock units represent the right to receive shares of our Class A Common Stock or, in our discretion, cash in an amount equivalent to the shares of Class A Common Stock that you are entitled to receive upon vesting and the satisfaction of the delivery requirements. The restricted stock units are considered "restricted" because they are subject to forfeiture and restrictions on transfer prior to vesting and the subsequent delivery of shares or cash. You are not a stockholder as a result of holding restricted stock units, and restricted stock units do not entitle you to vote or receive notice of meetings, and other materials provided to the Company's stockholders until the restricted stock units vest and the delivery requirements have been satisfied, at which time the related shares will be distributed to you. However, you will be entitled to receive dividends or "Dividend Equivalents" (as defined in the Restricted Stock Unit Agreement). The restricted stock units will be granted under the Plan and will be subject to the terms of the Restricted Stock Unit Agreement entered into by you and the Company. After restricted stock units have vested, the delivery requirements have been satisfied, and the related shares are distributed to you, you will have stockholder rights (such as voting rights) with respect to those shares and may transfer or sell the shares, subject to applicable securities laws. If we, in our discretion, distribute cash to you, you will not be a stockholder of the Company. Restricted stock units are an unsecured promise to pay an amount in the future and you will be a general unsecured creditor of the Company. (Section 8)

19.      HOW WAS THE EXCHANGE FACTOR FOR THE OPTIONS DETERMINED?

         The exchange factor was determined after considering several elements, which included primarily the remaining Black-Scholes value (a method of valuing stock options, which considers factors such as the remaining life of an option, the difference between the exercise price and the stock price, and the volatility of the stock price) of the outstanding stock options, the risk-adjusted relative value of stock options versus restricted stock units, the additional compensation expense to the Company associated with the offer, and the number of shares available for restricted stock unit grants under the Plan.

20.      WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK UNITS?

         So long as you remain employed with the Company or its subsidiaries, the restricted stock units will vest in three annual installments with one-third vesting on May 29, 2004, one-third vesting on May 29, 2005, and one-third vesting on May 29, 2006 (each a Vesting Date).

         The restricted stock units may also vest earlier upon the occurrence of certain events described in Section 8.

         IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK UNITS OR THE DELIVERY DATE OF THE UNDERLYING SHARES OF CLASS A COMMON STOCK, ALL OR A PORTION OF THE UNVESTED OR UNDELIVERED RESTRICTED STOCK UNITS MAY BE FORFEITED. (Section 8 and Question 23 below)

21. WHEN WILL I RECEIVE MY RESTRICTED STOCK UNITS AND THE RELATED SHARES OF CLASS A COMMON STOCK?

         If you properly tender eligible options and we accept all eligible options tendered, the grant of the restricted stock units will be effective as of the expiration date unless we reject all eligible options tendered in accordance with

Section 6. Your award of restricted stock units will be evidenced by the Restricted Stock Unit Agreement between you and the Company. Subject to the conditions in the Restricted Stock Unit Agreement, Class A Common Stock underlying restricted stock units that have vested will be deliverable to you at the earliest of (1) a Change in Control ( as defined in the Plan), (2) each Vesting Date, (3) if permitted by the Company, your termination due to "Disability" (as defined in the Plan), (3) if permitted by the Company, your death, (4) your retirement with Committee approval, and (5) any earlier date determined by the Committee that administers the Plan. We, in our discretion, may deliver cash in an amount equivalent to the value of the shares of Class A Stock to which you are entitled.

22. WHAT HAPPENS TO THE RESTRICTED STOCK UNITS VERSUS MY EXISTING STOCK OPTIONS IF MY EMPLOYMENT TERMINATES?

         The terms and conditions of the restricted stock units provide that any unvested or undelivered portion of the grant may be forfeited upon a termination of employment, depending upon how your employment was terminated and your actions prior to the delivery date. Employment can terminate for a number of reasons, including death, disability, voluntary termination, involuntary termination for cause, because of the outsourcing of your position, or otherwise.

         The vesting and delivery schedules for the restricted stock units differ from the vesting schedule of the options. As a result, by participating in the exchange, an eligible employee could forgo the right to receive shares of Class A Common Stock underlying options that vest prior to the restricted stock units. (Section 8).

23. HOW WILL MOVEMENTS IN THE COMPANY'S STOCK PRICE DURING THE OFFER PERIOD AFFECT THE VALUE OF MY OPTIONS VERSUS THE RESTRICTED STOCK UNITS?

         The theoretical values of both your existing options and the restricted stock units you would receive if you participate in the offer would be affected by stock price movements during the offer period, although the impact on value would not be the same. A restricted stock unit is said to be more "sensitive" to stock price movements because the theoretical value of a restricted stock unit changes in direct relationship to changes in the price of our Class A Common Stock, while your options are said to be less sensitive because each of your options will only fractionally change in value with changes in the price of our Class A Common Stock because of the exercise price. An option becomes less sensitive to stock price movements as the stock price falls further below the option's exercise price. However, please note that although the theoretical value of your options is less sensitive to stock price changes than the restricted stock units you would receive in exchange, your options will ultimately have no value if the stock price does not appreciate above the relevant exercise price by the time of the relevant expiration date for each option. Also note that you will receive fewer restricted stock units than the number of eligible options you will give up, and you will not be able to realize any gain on the underlying shares of Class A Common Stock until the restricted stock units attributable to the shares vest and the Company delivers shares or their cash equivalent to you. As of the time of making this offering, the current price of our Class A Common Stock is lower than the exercise price of all of your eligible options.

         Because you will give up 2.5 options for 1 restricted stock unit, if the per share price of the Company's Class A Common Stock were to increase significantly, you may receive less for a restricted stock unit than you might receive upon the exercise of options for 2.5 shares.

         For example, if your options had an exercise price of $12 per share and the per share price rose to $30, you would receive the equivalent value of $45 on the exercise of the options ((2.5 shares x $30) - (2.5 shares x $12)). In contrast, you would receive the equivalent value of $30 for each restricted stock unit.

24. WHAT HAPPENS TO THE RESTRICTED STOCK UNITS VERSUS MY EXISTING STOCK OPTIONS IF THERE IS A CHANGE IN CONTROL OF CROWN MEDIA HOLDINGS, INC.?

         Treatment of Restricted Stock Units upon a Change in Control. The Plan provides that if a Change in Control occurs before the restricted stock units are delivered to you, your restricted stock units would fully vest and the related shares of Class A Common Stock, or cash, would be distributed to you. You should also note that your restricted stock units may not vest if you are terminated after the announcement of a transaction that would constitute a Change in Control but before the completion of that transaction.

         Treatment of Stock Options upon a Change in Control. Eligible options generally provide that if a Change in Control occurs, the options would fully vest. You should also note, however that your eligible options may not fully vest if you are terminated after the announcement of a transaction which would constitute a Change in Control but before the completion of that transaction. Your individual stock option agreements may or may not be more favorable than the general terms described above. Please review your existing stock option agreements carefully.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE

         Upon the terms and subject to the conditions of this Offer to Exchange, the Company is offering to eligible employees the opportunity to exchange all eligible options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before 11:59 p.m. Mountain Daylight Time, on May 29, 2003 (such date, or such later date to which we extend the offer as described herein, the "expiration date") for restricted stock units under the Plan. Each restricted stock unit represents the right to receive the value of one share of our Class A Common Stock, payable at our discretion in either cash or Class A Common Stock if certain conditions are met. Restricted stock units are subject to forfeiture and other restrictions until they vest and the cash or the underlying shares of Class A Common Stock are delivered. Restricted stock units will be subject to the terms of a Restricted Stock Unit Agreement between each tendering option holder and the Company. The number of restricted stock units that you receive with respect to your options will be determined by dividing the number of options you tender and that the Company accepts for exchange by 2.5 (the "exchange factor") and rounding the result to the nearest whole share. If you elect to exchange any of your eligible options you must exchange all of your eligible options.

         "Eligible employees" are 55 persons who are senior management and vice-presidents of the Company and its subsidiaries, as designated by the President of the Company, who are actively employed on May 29, 2003, the date the offer expires.

         "Eligible options" are the options to purchase shares of our common stock granted under the Plan to eligible employees. There are 5,424,986 eligible options outstanding. There are a total of approximately 7,837,000 options outstanding under the Plan.

         If we decide to take any of the following actions, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice:

            -  we increase or decrease:

               -  the amount of consideration offered for the options; or

               - the number of options eligible to be elected for exchange in the offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of Class A Common Stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

               - the offer is scheduled to expire at any time earlier than the end of the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain Daylight Time.

2.       PURPOSE OF THE OFFER

         We issued the options outstanding under the Plan to provide our employees an opportunity to acquire or increase their ownership stake in the Company, create a stronger incentive to expend maximum effort for our growth and success and encourage our employees to continue their employment with us.

         We believe that restricted units may better serve the Company's purposes than the options that have been granted. The restricted stock units will vest and be deliverable later than the options for which they are being exchanged and, although there can be no assurances, the restricted stock units may have a greater potential to increase in value (as the exercise price of the options is significantly higher than the current price of the Company's Class A Common Stock).

         In addition, the number of equity awards that we are able to grant under the Plan is limited, so we must conserve our currently available awards for future grants. However, because the Plan allows cancelled options to become available again for grant as restricted stock units, options or other equity awards and the number of Class A Common Shares underlying the restricted stock units is less than the number of shares underlying the options to be cancelled, the exchange of options will make more shares of Class A Common Stock available for grant under the Plan.

         CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND THE TRADING PRICES OF THE STOCK OF COMPANIES IN OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT OVER TIME THE VALUE OF YOUR RESTRICTED STOCK UNIT (OR THE UNDERLYING CLASS A COMMON STOCK) WILL BE GREATER THAN THE VALUE OF YOUR EXISTING ELIGIBLE OPTIONS OR THAT YOUR RESTRICTED STOCK UNIT (OR THE UNDERLYING CLASS A COMMON STOCK) WILL INCREASE IN VALUE OVER TIME.

         Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we have no plans or proposals that relate to or would result in:

               - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, although we have no pending plans or proposals for acquisitions or other business combinations, we expect to consider such matters currently and from time to time in the future);

               - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

               - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

               - any change in our present board of directors or management, including a change in the number or term of directors or to change any material terms of the employment contract of any executive officer;

               - any other material change in our corporate structure or business;

               -  our common stock not being authorized for listing on NASDAQ;

               - our common stock becoming eligible for termination of registration pursuant to the Securities Exchange Act;

               - the suspension of our obligation to file reports under the Securities Exchange Act;

               - the acquisition by any person of any of our securities or the disposition of any of our securities; or

               - any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

         We have considered in the past, and will continue to consider from time to time, strategic joint ventures or partnerships with other parties, the sale or purchase of assets and financings. We also have a vacancy on our board of directors which we intend to fill.

3.       PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS

         Proper Exchange Of Options. To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the Letter of Transmittal that accompanies this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal, along with the Restricted Stock Unit Agreement, or facsimiles of these documents, and any other required documents. William J. Aliber of Crown Media Holdings, Inc. must receive all of the required documents prior to the expiration date in person or by mail to Crown Media Holdings, Inc., Attn: William J. Aliber, 6430 South Fiddlers Green Circle, Suite 500, Greenwood Village, Colorado 80111.

         If we do not actually receive your election form by the expiration date, then you will not participate in the option exchange, and all eligible options you currently hold will remain unchanged at their original exercise price and terms.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL, THE RESTRICTED STOCK UNIT AGREEMENT AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange eligible options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes An Agreement. Your election to exchange eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS ELECTED FOR EXCHANGE BY YOU PURSUANT TO THE OFFER AND THE RESTRICTED STOCK UNIT AGREEMENT WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. (See Section
5).

         Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS

         You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

         You have the right to withdraw the options you have elected to exchange at any time before 11:59 p.m. Mountain Daylight Time on May 29, 2003. If we extend the offer beyond that time, you have the right to withdraw these options at any time until the extended offer expires. In addition, if we do not accept your options for exchange before June 26, 2003, the 40th business day following the commencement of this offer to exchange, you may withdraw the options you have elected for exchange at any time after May 29, 2003. If you tender your eligible options, but before the expiration date you want to withdraw your tender, you must withdraw the tender for all of your eligible options.

         To validly withdraw options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name and the total number of options to be withdrawn (which must equal all of your eligible options). Except as described in the following sentence, the option holder who elected to exchange the options (which are subsequently to be withdrawn) must sign the notice of withdrawal exactly as such option holder's name appears on the Letter of Transmittal. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange all of your eligible options before the expiration date by following the procedures described in Section 3.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding on all parties.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK
         UNITS

         Upon the terms and subject to the conditions of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. No Letter of Transmittal will be accepted unless a Restricted Stock Unit Agreement is returned to us in accordance with the instructions in the Letter of Transmittal. The effective grant date for the restricted stock units will be the expiration date unless, in accordance with the conditions set forth in Section 6, we reject all tendered options. To the extent that we accept the eligible options that you tender, the option agreement evidencing the options tendered will be deemed null and void.

         For purposes of this offer, we will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we give a written notice to holders of eligible options of our acceptance of such options promptly following the expiration date.

         If there is a Change in Control of the Company, prior to the expiration of the offer, whether by merger, acquisition or asset sale, you may withdraw your tendered options and retain all the rights afforded you to acquire our Class A Common Stock under the existing agreements evidencing those options.

         If we acquire another company or there is a Change in Control and the Company is the surviving public company, you would have the same rights with respect to any tendered options or restricted stock units as set forth in this Offer to Exchange.

         We reserve the right to take any action that our Board of Directors believes is in our and our stockholders' best interests.

6.       CONDITIONS OF THE OFFER

         Promptly following the expiration date (which will be May 29, 2003 at 11:59 p.m., Mountain Daylight Time, unless we extend it), subject to satisfaction of conditions set forth below, we will accept all eligible options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) options that are properly tendered. If we reject all options that are tendered, we will promptly communicate such rejection to all holders of eligible options, and you will keep all your current options and you will not receive any restricted stock units.

         Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Section 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Exchange Act"), if, at any time on or after the commencement of the offer and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

         - there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (1) challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the exchange of restricted stock units for such options, or otherwise relates in any manner to the offer or (2) in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         - there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            - make the acceptance for exchange of, or issuance of restricted stock units for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit completion of the offer or otherwise relates in any manner to the offer;

            - delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock units for, some or all of the options elected for exchange;

            -  materially impair the contemplated benefits of the offer to us;
               or

            - materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         -  there has occurred:

            - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            - the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

            - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

            - any significant decrease in the market price of the shares of our Class A Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

            - any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

            - in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration, escalation or worsening thereof; or

            - any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the commencement of the offer;

         - a tender or exchange offer with respect to some or all of our Class A Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

            - any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission prior to the commencement of the offer to exchange) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission prior to the commencement of the offer to exchange);

            -  any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the Securities and Exchange Commission before expiration of the offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

            - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

            - any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in our reasonable judgment, is or may be material to the Company or its subsidiaries.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other rights. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS AND RESTRICTED STOCK
         UNITS

         Our common stock trades on NASDAQ under the symbol "CRWN". The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported on NASDAQ:

                                                           HIGH        LOW
                                                           ----        ---
         Fiscal Year ending December 31, 2002:
         First Quarter...............................    $14.350     $ 8.850
         Second Quarter..............................    $12.490     $ 6.850
         Third Quarter...............................    $ 8.150     $ 3.200
         Fourth Quarter..............................    $ 5.700     $ 0.800

         Fiscal Year ended December 31, 2001:
         First Quarter...............................    $21.813     $15.000
         Second Quarter..............................    $22.000     $16.630
         Third Quarter...............................    $18.650     $ 9.500
         Fourth Quarter..............................    $14.020     $ 8.320

         We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. On April 24, 2003 the last sale price of our Class A Common Stock as reported on NASDAQ was $3.71 per share.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS

         Consideration. We will issue restricted stock units, each of which will represent the right to obtain the value of one share of our Class A Common Stock, payable at our discretion in either cash or Class A Common Stock, in exchange for outstanding eligible options accepted for exchange by us. The number of restricted stock units to be granted to each option holder will be determined by dividing the number of shares subject to the canceled options by the exchange factor and rounding the result to the nearest whole share.

         Terms Of Restricted Stock Units. The restricted stock units will be issued under the Plan. The restricted stock units you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the units have vested and the underlying shares of Class A Common Stock are or, in our discretion, cash in lieu thereof is delivered. These restrictions include prohibitions against any sale, transfer, pledge or assignment, in each case until the restricted stock units have vested and the underlying shares of Class A Common Stock are delivered. These restricted stock units will not entitle you to vote or receive notice of meetings or proxy materials until they have vested and are delivered.

         Vesting. So long as you remain employed with Company, the restricted stock units you receive will vest as follows: (a) one-third will vest on May 29, 2004, and (b) one-third will vest on May 29, 2005, and (c) one-third will vest on May 29, 2006. Even if your eligible options will be partially vested prior to May 29, 2003 the restricted stock units you receive will be subject to vesting over this three-year period. Vesting will be accelerated upon a Change in Control (as defined in the Plan) and may, at the Committee's discretion, be accelerated in the event of: (a) your death, (b) your termination due to "Disability" (as defined in the Plan), or (c) your retirement.

         Delivery. Shares of Class A Common Stock underlying the restricted stock units will be deliverable to you at the earliest of (a) a Change in Control (as defined in the Plan), (b) each applicable Vesting Date, (c) if the Company permits, your termination due to Disability (as defined in the Plan),
(c) if the Company permits, your death, (d) your retirement with Committee approval, and (e) twenty days following each vesting date, and (f) any earlier date determined by the Committee that administers the Plan. In addition, the Company, may in its discretion, deliver to you cash in an amount equivalent to the value of the shares of Class A Common Stock you would otherwise be entitled to receive. The Company has established or will establish a non-qualified deferred compensation plan that may permit you to defer income recognition of restricted stock units that are settled in cash. Restricted stock units settled in Class A Common Stock may not be deferred.

         Tax Consequences. You should refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the acquisition, holding and vesting of restricted stock units, as well as the consequences of accepting restricted stock units under this offer. Section 13 includes a general summary of the material federal income tax consequences of the exchange for U.S. citizens and residents.

         Registration Of Shares. All shares of Class A Common Stock underlying the restricted stock units issuable in connection with this offer will be registered under the Securities Act on a registration statement on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of the Company, upon vesting and delivery you will be able to sell your shares underlying the restricted stock units free of any transfer restrictions under applicable securities laws.

         IMPORTANT NOTE: The statements in this offer concerning the Plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the forms of Restricted Stock Unit Agreement, both of which have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the SEC.

         Please contact William J. Aliber of the Company to receive a copy of the Plan or the Plan's prospectus. We will promptly furnish you copies of these documents at our expense.

9        INFORMATION CONCERNING CROWN MEDIA HOLDINGS, INC.

         Overview. The Company owns and operates pay television channels, known around the world as the Hallmark Channel, dedicated to high-quality, entertainment programming for adults and families. The Company owns some of its programming and licenses other programming from Hallmark Entertainment Distribution, LLC and third parties. The Company has distribution agreements with leading pay television distributors in each of its markets and has approximately 103.6 million subscribers as of February 28, 2003.

         The Company was incorporated in Delaware in 1999. Its executive offices are located at 6430 South Fiddlers Green Circle, Suite 500, Greenwood Village, Colorado 80111. Its telephone number is (303) 220-7990.

         Additional information about the Company is available from the documents described in Section 16.

Selected Historical Consolidated Financial Data of the Company

    In the table below, we provide you with selected historical consolidated financial and other data of the Company and its subsidiaries. The following selected consolidated statement of operations data for the years ended December 31, 1998, 1999, 2000, 2001 and 2002, and the consolidated balance sheet data as of December 31, 1998, 1999, 2000, 2001 and 2002 are derived from the audited financial statements of the Company and its subsidiaries. This data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in our Annual Report on Form 10-K. Please contact William J. Aliber of the Company to receive a copy of the Form 10-K. We have provided you with a copy when we sent you this Offer to Exchange. If you need an additional copy, we will promptly furnish you an additional copy at our expense.

    On May 9, 2000, we completed our initial public offering. At the same time, the Company acquired 100% of Crown Media International, and as part of this acquisition acquired the 22.5% common interests in Crown Media United States and 50% common interests of H&H Programming-Asia then owned by Crown Media International, and separately acquired an additional 55% of the common interests in Crown Media United States. Prior to that date, the Company did not have any significant operations. On March 15, 2001, we acquired the remaining 22.5% of the common interests in Crown Media United States and the remaining 50% interest in H&H Programming-Asia, which operated The Kermit Channel, which were held by The Jim Henson Company, Inc. The consolidated historical financial statements of the Company include the results of operation for the Company as a predecessor corporation for all periods presented, including our initial ownership of 22.5% of the common interests in Crown Media United States, and include each of the other interests described above from the date of their acquisition.

                                                                 YEARS ENDED DECEMBER 31,
                                            ------------------------------------------------------------------
                                               1998          1999          2000          2001          2002
                                            ----------    ----------    ----------    ----------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Subscriber fees .......................   $   20,648    $   27,670    $   47,921    $   66,537    $   67,913
  Advertising ...........................           84         1,729        16,016        37,513        69,066
  Licensing fees ........................         --            --            --           2,267        23,950
  Other .................................        2,955         2,510         2,879           740            80
                                            ----------    ----------    ----------    ----------    ----------
          Total revenue .................       23,687        31,909        66,816       107,057       161,009
Cost of services:
  Programming costs:
     Affiliates .........................       12,307        12,331        31,307        55,027        67,689
     Non-affiliates .....................       14,187        10,452        18,933        62,158        70,314
 Amortization of film library ...........         --            --            --           3,533        27,035
 Subscriber acquisition fee
   expense ..............................         --            --           4,801         6,415        44,220
 Depreciation and amortization of
   Network Operations Center ............         --            --            --           4,738         4,742
 Operating costs ........................       16,831        18,796        35,643        57,059        60,877
                                            ----------    ----------    ----------    ----------    ----------
          Total cost of services ........       43,325        41,579        90,684       188,930       274,877
Selling, general and administrative
expense .................................        8,412        20,472        46,271        70,709        60,223
Marketing expense .......................        1,634         3,426        21,280        34,809        48,946
Reorganization expense ..................         --            --            --           4,629        28,801
Depreciation and amortization
  expense ...............................        1,504         2,379         5,520         8,649        11,026
Amortization of goodwill ................         --            --           8,639        20,032          --
                                            ----------    ----------    ----------    ----------    ----------
          Loss from operations ..........      (31,188)      (35,947)     (105,578)     (220,701)     (262,864)

Equity in net losses of unconsolidated
entities ................................       (4,918)      (18,992)       (9,328)         (655)         --

Guaranteed preferred beneficial
  accretion .............................         --            --            --          (1,428)      (25,508)
Interest income (expense) and other,
  net ...................................        1,273           798           523       (10,392)      (22,603)
                                            ----------    ----------    ----------    ----------    ----------

          Loss before income taxes ......      (34,833)      (54,141)     (114,383)     (233,176)     (310,975)
Income tax (provision) benefit ..........         (632)       (2,556)       (1,743)        3,344        (2,054)
                                            ----------    ----------    ----------    ----------    ----------
          Net loss ......................   $  (35,465)   $  (56,697)   $ (116,126)   $ (229,832)   $ (313,029)
                                            ==========    ==========    ==========    ==========    ==========
Weighted average number of
  Class A and Class B shares
  outstanding ...........................       29,637        32,989        50,786        74,691       104,306
                                            ==========    ==========    ==========    ==========    ==========
Loss from operations per share ..........   $    (1.05)   $    (1.09)   $    (2.08)   $    (2.95)   $    (2.52)
Net loss per share ......................   $    (1.27)   $    (1.84)   $    (2.32)   $    (3.08)   $    (3.00)
                                            ==========    ==========    ==========    ==========    ==========

                                                                       AS OF DECEMBER 31,
                                          ----------------------------------------------------------------------------
                                              1998            1999            2000            2001            2002
                                          ------------    ------------    ------------    ------------    ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Current assets ........................   $     51,631    $     23,758    $    102,154    $    216,967    $    117,255
Long term assets ......................         66,043          56,245         427,924       1,409,391       1,375,007
Total assets ..........................        117,674          80,003         530,078       1,626,358       1,492,262
Current liabilities ...................         71,337          77,457         208,522         215,441         161,704
Long term liabilities .................         12,269           5,175          49,748         410,011         616,412
Total liabilities .....................         83,606          82,632         258,270         625,452         778,116
Guaranteed preferred beneficial
   interest in Crown Media Trust's
   Debentures .........................           --              --              --           199,040         221,551
Predecessor Class B common stock
subject to put and call ...............         54,265          60,338            --              --              --
Preferred minority interest ...........           --              --            25,000          25,000          25,000
Stockholders' equity (deficit) ........        (20,197)        (62,967)        246,808         776,866         467,595
Total liabilities and
  stockholders' equity ................   $    117,674    $     80,003    $    530,078    $  1,626,358    $  1,492,262
Net book value per share ..............   $      (1.56)   $      (2.87)   $      (3.15)   $      (5.96)   $      (8.86)
                                          ------------    ------------    ------------    ------------    ------------

Ratio of Earnings to Fixed Charges

         Our earnings have been insufficient to cover our fixed charges in each of the last five years ended December 31, 2002. Our earnings on a consolidated basis were inadequate to cover our fixed charges. Additionally, for each of the last five fiscal years ended December 31, 2002, the amount of operating cash flow generated by us on a consolidated basis was less than the sum of all fixed charges in such period.

         Our ability to make scheduled payments of principal of, or to pay interest on, or to refinance our indebtedness will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Currently, we believe that our cash on hand, cash flow from operations and available borrowings under our current financial facilities, will be adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest of our indebtedness. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that the future working capital borrowings will be available in an amount sufficient to enable us to pay the principal amount of maturity of our credit facility, or make necessary capital expenditures.

         In calculating the ratio of earnings to fixed charges, earnings consist of the net loss before income tax expense and fixed charges plus equity in the net losses of equity method investees. Fixed charges consist of interest and accretion expense on third party debt as well as estimates of the interest component on our operating leases. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for each of our last five fiscal years ended December 31, 2002. Earnings available for fixed charges were thus inadequate to cover fixed charges for such periods. The amount of the coverage deficiencies for the years ended December 31, 1998, 1999, 2000, 2001, and 2002 were approximately $34.8 million, $54.1 million, $114.4 million, $233.2 million and $311.0 million, respectively.

10.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS

         The directors and executive officers of Crown Media Holdings, Inc., their positions and offices and their ownership of eligible options as of April 25, 2003 are set forth in the following table:

NAME                          POSITION                       ELIGIBLE OPTIONS
----                          --------                       ----------------
David J. Evans                President and Chief Executive         2,082,641
                              Officer and Director

William Abbott                Executive Vice President,               101,150
                              Advertising Sales Crown
                              Media United States, LLC

William J. Aliber             Executive Vice President and            320,000
                              Chief Financial Officer

Paul A. FitzPatrick           Executive Vice President and            235,000
                              Chief Operating Officer

Russell H. Givens             President and Chief Executive           428,521
                              Officer Crown Media
                              International, LLC

David Kenin                   Executive Vice President,               200,000
                              Programming Crown Media
                              United States, LLC

Chris R. Moseley              Executive Vice President,               215,000
                              Worldwide Marketing and
                              Brand Strategy

Charles L. Stanford           Executive Vice President,               145,000
                              Legal and Business Affairs
                              and General Counsel

Wilford V. Bane, Jr.          Director                                    -0-

Arnold L. Chavkin             Director                                    -0-

Robert J. Druten              Director                                    -0-

David E. Hall                 Director                                    -0-

Donald J. Hall, Jr.           Director                                    -0-

Robert A. Halmi, Jr.          Chairman of the Board                       -0-

Irvine O. Hockaday, Jr.       Director                                    -0-

Anil Jagtiani                 Director                                    -0-

David B. Koff                 Director                                    -0-

Peter A. Lund                 Director                                    -0-

John P. Mascotte              Director                                    -0-

Deanne R. Stedem              Director                                    -0-

Judith C. Whittaker           Director                                    -0-

         The address of each director and executive officer is c/o Crown Media Holdings, Inc., 2501 McGee Trafficway, Mail Drop 342, Kansas City, Missouri 64108.

         Please see the definitive proxy statement for our 2003 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 30, 2003, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 31, 2003 and any agreement, arrangement or understanding between the Company and any other person with respect to the Company's common stock.

         Our directors, executive officers and affiliates have effected the following transactions in our common stock during the 60 days prior to the date of this offer:

                                                                                         Price per
Name                 Title                          Transaction         Shares           Share        Date
--------------       -------------------            -----------         ------           ---------    ---------

David J. Evans       President and Chief            Purchase            8,350            $2.32        March 10,
                     Executive Officer                                                                2003

David J. Evans       President and Chief            Purchase            6,000            $2.33        March 11,
                     Executive Officer                                                                2003

David J. Evans       President and Chief            Purchase            8,350            $2.77        March 14,
                     Executive Officer                                                                2003

William J. Aliber    Executive Vice President and   Purchase            3,300            $2.44        March 11,
                     Chief Financial Officer                                                          2003

William J. Aliber    Executive Vice President and   Purchase            2,500            $2.39        March 11,
                     Chief Financial Officer                                                          2003

William J. Aliber    Executive Vice President and   Purchase            200              $2.46        March 11,
                     Chief Financial Officer                                                          2003

William J. Aliber    Executive Vice President and   Purchase            500              $2.45        March 12,
                     Chief Financial Officer                                                          2003

Charles Stanford     Executive Vice President,      Purchase            3,600            $2.29        February 28,
                     Legal and Business Affairs                                                       2003
                     and General Counsel

Charles Stanford     Executive Vice President       Purchase            400              $2.25        February 28, 2003
                     Legal and Business Affairs
                     and General Counsel

John P. Mascotte     Director                       Purchase            12,321           $2.31        March 10, 2003

John P. Mascotte     Director                       Purchase            27,679           $2.36        March 10, 2003

John P. Mascotte     Director                       Purchase            10,000           $2.75        March 14, 2003

John P. Mascotte     Director                       Purchase            700              $2.68        March 14, 2003

Deanne Stedem        Director                       Purchase            800              $2.50        March 12, 2003

Deanne Stedem        Director                       Purchase            100              $2.48        March 12, 2003

Deanne Stedem        Director                       Purchase            100              $2.46        March 12, 2003

         On March 11, 2003, Hallmark Entertainment Holdings, Inc. contributed 100% of our common stock owned by it to Hallmark Entertainment Investments Co. ("HEIC"). Two of our investors, Liberty Media Corporation and JP Morgan Partners
(BHCA), L.P. ("JP Morgan Partners") also contributed 100% of our common stock owned by them to HEIC; and VISN Management, a subsidiary of the National Interfaith Cable Coalition, Inc., contributed 10% of its shares of our common stock to HEIC. All these contributions were made in return for HEIC shares. HEIC's outstanding shares are owned as follows: Hallmark Entertainment Holdings, 83.4%; Liberty Media Corporation, 11.2%; JP Morgan Partners, 4.6%; and VISN Management, .8%.

         Except for stockholder agreements described in our definitive proxy statement for our 2003 annual meeting as referenced above, except for outstanding options to purchase Class A Common Stock and restricted stock unit awards granted from time to time to certain of our employees (including executive officers) pursuant to the Plan, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Eligible options we acquire in connection with the offer will be cancelled by the Company. The restricted stock units issued in the exchange will not be treated for financial reporting purposes as variable awards. However, eligible options that are not returned under this offer will be treated for financial reporting purposes as variable awards. We will record a non-cash compensation expense currently estimated to be approximately $7,600,000 over the vesting period of the restricted stock units assuming all eligible options are exchanged and a stock price of $3.50 per restricted stock unit. Actual compensation expense will be based on the closing sale price of the Company's Class A Common Stock on the date of grant of the restricted stock units. Fluctuations in our stock price may occur due to the volatile nature of our stock.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our restricted stock units as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal tax consequences of the offer to U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. This summary does not discuss all the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of option holders. This summary does not address taxes that may be due upon the subsequent sale of shares of Class A Common Stock you receive when the restricted stock units vest and the underlying shares of Class A Common Stock or cash, in our discretion, are delivered or in connection with dividends paid with respect to such shares, if any. If you are not a U.S. resident, you must consult with your own tax advisor to determine if there are any tax consequences to an exchange of options for restricted stock units.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR INDIVIDUAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         GENERAL.

         There are no immediate tax consequences of receiving restricted stock units. Social Security and Medicare employment taxes will apply at the time the restricted stock units vest. When the underlying shares of Class A Common Stock or cash, in our discretion, are delivered to you, you will recognize ordinary income equal to the fair market value of the shares or the amount of cash distributed to you. We will determine the fair market value of the shares based on the average of the high and low prices of our Class A Common Stock on the date the shares are delivered to you or, if no sales are reported on that date, in accordance with applicable tax law. If the Class A Common Stock is not then listed for trading, the value of a share of Class A Common Stock will be determined annually by independent appraisal.

         You may be able to defer receipt of cash, if that is what you receive, under the Company's deferred compensation plan that it anticipates it will establish. Social Security and Medicare employment taxes generally will NOT be deferred, however, so these taxes will still apply at the time the restricted stock units vest. Upon settlement of restricted stock units, a participant will recognize ordinary income equal to the fair market value at that date of the shares of Class A Common Stock or other property, including cash, are delivered. The tax basis in such shares will be equal to the fair market value at that date (that is, equal to the amount of ordinary income recognized).

         If you forfeit restricted stock units, no loss will be recognized for federal income tax purposes. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by a participant, but a transaction resulting in a capital gain or loss to a participant will not give rise to a tax deduction for us.

         WITHHOLDING TAXES.

         At the time you recognize ordinary income on the vesting of the restricted stock units (and the distribution of the corresponding shares of Class A Common Stock or, in our discretion, cash), we will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. The ordinary income resulting from the vesting of the restricted stock units (and the related distribution of shares of Class A Common Stock or, in our discretion, cash) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the delivery occurs.

         You may elect to utilize a portion of the shares of Class A Common Stock otherwise deliverable to you to satisfy your withholding tax obligation. The withholding of shares of common stock will be in accordance with the Restricted Stock Unit Agreement, which will provide that we may deduct or cause to be deducted from, or collect or cause to be collected, any taxes required by law to be withheld or paid with respect to your restricted stock units.

         By participating in this exchange and returning to us the completed Restricted Stock Unit Agreement, you will authorize us to take to the above actions to pay withholding taxes. The income tax withholding may be insufficient to cover your final income tax liability with respect to the share distribution. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year of the share distribution.

         Extension of Offer; Termination; Amendment. We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any eligible options by giving oral, written, or electronic notice of such extension to the option holders.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the eligible options elected for exchange promptly after termination or withdrawal of the offer to exchange.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to option holders in the program or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly to holders of eligible options in a manner reasonably designated to inform such holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we may extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice, if the offer would otherwise expire during that period:

         -    we increase or decrease:

              -   the amount of consideration offered for the options; or

              - the number of options eligible to be elected for exchange in the offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of Class A Common Stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

              - the offer is scheduled to expire at any time earlier than the end of the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

14.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15.      ADDITIONAL INFORMATION.

         We recommend that, in addition to this offer to exchange, the Restricted Stock Unit Agreement, and the Letter of Transmittal, you review the following materials, which we have filed with the Securities and Exchange Commission and are incorporating by reference into this Offer to Exchange, before making a decision on whether to elect to exchange your options:

         - our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 28, 2003;

         - the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December

              31, 2000 filed with the Securities and Exchange Commission on March 27, 2001).

         - the definitive proxy statement for our 2003 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 30, 2003;

         - the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on April 10, 2000, including any amendments or reports we file for the purpose of updating that description.

         We hereby incorporate by reference any additional documents that we may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this offer to exchange and the expiration date. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

         The Securities and Exchange Commission file number for all of these filings is 000-30700. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

         We will provide without charge to any holder of eligible options, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, including our reports, proxy statements and other stockholder communications, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Crown Media Holdings, Inc., Attn:
William J. Aliber, 6430 South Fiddlers Green Circle, Suite 500, Greenwood Village, Colorado 80111. You may also make a request by telephone at (303) 220-7990 between the hours of 9:00 a.m. and 5:00 p.m., Mountain Daylight Time, Monday through Friday.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about the Company should be read together with the information contained in the documents to which we have referred you.

16.      FORWARD LOOKING STATEMENTS

         This Offer to Exchange, as well as any documents incorporated herein by reference, contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute forward-looking statements. These forward-looking statements are based on the Company's current expectations and are susceptible to a number of risks, uncertainties and other factors, and the Company's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: retention and ability of qualified personnel; competition, the existence or absence of adverse publicity; changes in business strategy; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; changes in, or failure to comply with, government regulations; and other risks and uncertainties referred to in this document and in the Company's current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

17.      MISCELLANEOUS

         We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the accompanying Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                                  CROWN MEDIA HOLDINGS, INC.


April 30, 2003